EXHIBIT 99.1

Gasco
-------
Energy


For Immediate Release on Friday, April 20, 2007

                  GASCO ENERGY ANNOUNCES FORWARD-SALE CONTRACT

DENVER - (PR Newswire) - April 20, 2007 - Gasco Energy, Inc. (AMEX: GSX) today announced that it has entered into a natural gas purchase and sales agreement for a portion of its gross natural gas production for the period April 2007 through March 2008.

The Company entered into a sales and firm transportation agreement for 18,000 MMBtu per day, at the first-of-the-month IFERC CIG index price, net of transportation, marketing and fuel expenses. The total quantity sold forward represents approximately 72% of the average of first quarter 2007 gross daily gas production.

Management Comments
Mark Erickson, Gasco's President and CEO, said, "By implementing this sales and transportation agreement, we can be assured that the contract volume will flow during what we anticipate will be a highly constrained summer transportation season. In addition, we can now consider hedging as part of our overall plan to mitigate commodity price risk."

About Gasco Energy
Gasco Energy, Inc. is a Denver-based natural gas and oil exploitation and development company that focuses on natural-gas-rich prospects in the Rocky Mountain area of the United States. The Company currently is active in the Uinta Basin in Utah and in the Greater Green River Basin of Wyoming. To learn more, visit www.gascoenergy.com.

Forward-looking statements
Certain statements set forth in this press release relate to management's future plans, objectives and expectations. Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding the Company's future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "project," "estimate," "anticipate," "believe," or "continue" or the negative thereof or similar terminology. Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of the Company, believed to be reasonable, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result. Some of the key factors that may cause actual results to vary from those the Company expects include inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in the Company's cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; and other risks described under "Risk Factors" in
Item 1. of the Company's 2006 amended Form 10-K filed with the Securities and Exchange Commission on April 5, 2007.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044
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